Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 10, 2022, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-260687) and related Prospectus of NextNav Inc. for the registration of 83,958,335 shares of its common stock and 8,999,200 warrants.

/s/ Ernst and Young LLP

Tysons, Virginia

August 10, 2022